Exhibit 10.3
NEW YORK MORTGAGE TRUST, INC.
2024 ANNUAL INCENTIVE PLAN
New York Mortgage Trust, Inc.’s 2024 Annual Incentive Plan (the “Plan”) is a plan under which eligible employees of New York Mortgage Trust, Inc. (the “Company”) may receive bonus awards representing the opportunity to receive a payment in accordance with, and subject to the terms of, the Plan (“Bonus Awards”). The Compensation Committee of the Board of Directors of the Company, or its delegate (the “Compensation Committee”) will determine the amount, if any, payable under a Bonus Award based upon the Company’s and the employee’s performance during the Fiscal Year (as defined below).
I.    Purposes. The Plan is a component of the Company’s overall strategy to pay its employees for performance. The purposes of the Plan are to: (i) attract and retain top performing employees, (ii) motivate employees by tying compensation to the Company’s financial performance and (iii) reward exceptional individual performance that supports the Company’s overall objectives.
II.    Effective Date. All eligible employees of the Company may participate in the Plan, except for employees who commence employment pursuant to an offer letter that excludes participation in the Plan. Those employees who are determined to be eligible to receive Bonus Awards under the Plan are called “Participants.” An employee must commence employment or otherwise become eligible to participate in the Plan no later than July 1 of the applicable Fiscal Year (defined below); provided, however that the Compensation Committee may make exceptions to this requirement in its sole discretion as it deems appropriate. Notwithstanding the foregoing, being a Participant under the Plan does not entitle an individual to receive payment of a Bonus Award.
III.    Plan Year. The Plan operates on a fiscal year basis beginning January 1 and ending December 31 (the “Fiscal Year”), commencing on January 1, 2024.
IV.    Bonus Awards. A Participant must be an active employee in good standing and on the payroll of the Company, or any approved subsidiary (an “Approved Payroll”) on the date the Bonus Award is paid to receive payment of any portion of the Bonus Award. A Participant who is not on an Approved Payroll for whatever reason on the date a Bonus Award is to be paid will not be entitled to payment of any portion of the Bonus Award. Bonus Award payments for a given Fiscal Year for an employee that was not actively employed or on an Approved Payroll on the first business day of the applicable Fiscal Year will be paid on a pro-rata basis for such Fiscal Year based on the period of the Fiscal Year during which the Participant was on an Approved Payroll. Notwithstanding the foregoing, a Participant may remain eligible to receive a Bonus Award pursuant to the terms and conditions of his or her employment agreement even if such Participant is not on an Approved Payroll on the date such Bonus Award would have otherwise been paid.
Notwithstanding any language to the contrary contained in the Plan and for the avoidance of doubt, (i) a Participant is not entitled to a minimum Bonus Award payment or a guaranteed Bonus Award payment pursuant to the Plan and (ii) the Compensation Committee, in its sole discretion, may elect not to make a Bonus Award payment even if such Bonus Award payment would otherwise be payable under the terms of the Plan.
V.    Components of the Plan. The Plan shall be divided into two components, a Quantitative Component (defined below) and a Qualitative Component (defined below). The eligible Bonus Award for each Participant will be based on a percentage allocation of 75% based on the Quantitative Component and 25% based on the Qualitative Component.

a.    Quantitative Component. The quantitative component (the “Quantitative Component”) is comprised of two performance measures that relate to Total Economic Return on Adjusted Book Value (“Adjusted TER”), a non-GAAP financial measure. Adjusted TER is defined as (A) the sum of (i) the applicable entity’s adjusted book value per share of common stock at December 31 of the applicable Fiscal Year (or the last day of the Performance Period) and (ii) the aggregate dividends per share of common stock declared by the applicable entity during the applicable Fiscal Year (or the Performance Period), divided by (B) the applicable entity’s adjusted book value per share of common stock at December 31 of the prior Fiscal Year (or the day preceding the first day of the Performance Period).
The first performance measure under the Quantitative Component is based on absolute Adjusted TER for the Company (the “Absolute TER Measure”) while the second performance measure under the Quantitative Component is based on the relative Adjusted TER ranking of the Company as compared to a performance peer group (the “Relative TER Measure”).
Absolute TER Measure
One-half of the Quantitative Component (i.e., 37.5% of the eligible Bonus Award for each Participant) is subject to the Absolute TER Measure. The amount of each Participant’s bonus payable in respect of the Absolute TER Measure will be contingent on meeting certain performance levels (as described below) for the Fiscal Year.
The size of the Absolute TER Measure portion of the Quantitative Component shall be contingent upon the Company meeting or exceeding specified hurdle rates for Absolute TER for the Fiscal Year set by the Compensation Committee. The size of the Absolute TER Measure portion of the Quantitative Component of each Participant’s Bonus Award shall be based on the following threshold, target and maximum performance levels:

Absolute TER Measure Hurdles	Payout as a % of Target Bonus Upon Achievement of Absolute TER Measure Hurdles
Less than 4%	0%
4%	50%
9%	100%
14%	200%
If performance is between the threshold (4%) and target (9%) or between the target (9%) and maximum (14%), the performance level achieved is determined by applying linear interpolation to the performance interval. For the avoidance of doubt, the amount of each Bonus Award earned under the Absolute TER Measure portion of the Quantitative Component shall be zero if the Company’s Adjusted TER is below the 4% threshold hurdle rate. The actual amount earned by each Participant under the Absolute TER Measure portion of the Quantitative Component is calculated by multiplying 37.5% by the product of the applicable payout percentage and the Participant’s target amount under the Bonus Award, which target amount is set forth in the appendix attached hereto.
Relative TER Measure
One-half of the Quantitative Component (i.e., 37.5% of the eligible Bonus Award for each Participant) is subject to the Relative TER Measure. The amount of each Participant’s bonus payable in respect of the Relative TER Measure will be contingent on meeting certain performance levels (as described below).

The size of the Absolute TER Measure portion of the Quantitative Component shall be contingent upon the Company exceeding specified hurdle rates for Relative TER for a performance period that commenced on October 1, 2023 and ends on September 30, 2024 (the “Performance Period”), based on the percentile ranking of the Company’s Adjusted TER for the Performance Period against the Adjusted TER for the Performance Period of an identified performance peer group (the “Performance Peer Group”) of the following mortgage REITs that are set forth in the Company’s performance share unit (“PSU”) agreement for PSU awards granted in 2024:

Ticker Symbol	Name
MITT	AG Mortgage Investment Trust
AGNC	AGNC Investment Corp
NLY	Annaly Capital Management
ARR	ARMOUR Residential REIT, Inc.
CHMI	Cherry Hill Mortgage Investment Corporation
CIM	Chimera Investment Corporation
DX	Dynex Capital, Inc.
EFC	Ellington Financial Inc.
AJX	Great Ajax
IVR	Invesco Mortgage Capital Inc.
MFA	MFA Financial, Inc.
RITM	Rithm Capital Corp.
ORC	Orchid Island Capital, Inc.
PMT	PennyMac Mortgage Investment Trust
RWT	Redwood Trust, Inc.
RC	Ready Capital Corp.
TWO	Two Harbors Investment Corp.
If a company ceases to exist, ceases to be publicly traded or is delisted from a national securities exchange at any time during the Performance Period, it shall be removed from the Performance Peer Group, and the definition of “Performance Peer Group” shall be adjusted to omit such company.
Further, notwithstanding anything contained herein to the contrary, in the event that a company in the Performance Peer Group experiences a change in corporate structure or some other event that could reasonably be expected to affect its Adjusted TER (including but not limited to a financial restatement or late filing), the Compensation Committee shall have sole discretion to take any action in good faith that it believes is necessary to mitigate the impact of such event and preserve the intended incentives of the Plan, which actions shall include but are not limited to one or more of the following: (i) removal of the company from the Performance Peer Group, (ii) measuring the Adjusted TER of the company as of immediately prior to the occurrence of such event (rather than the end of the Performance Period), (iii) deeming the Adjusted TER for the company to be $0 (or some other amount deemed appropriate by the Compensation Committee), or (iv) any other adjustment that the Compensation Committee deems appropriate to reflect such event.

The size of the Relative TER Measure portion of the Quantitative Component of each Participant’s Bonus Award shall be based on the following threshold, target and maximum performance levels:

Relative TER Measure Hurdles	Payout as a % of Target Bonus Upon Achievement of Relative TER Measure Hurdles (2)
Less than 25%	0%
25%	50%
55%	100%
75%	200%

    For the Performance Period, if performance is between the threshold (25%) and target (55%) or between the target (55%) and maximum (75%), the performance level achieved is determined by applying linear interpolation to the performance interval. For the avoidance of doubt, the amount of each Bonus Award earned under the Relative TER Measure shall be zero if the Company’s percentile ranking with respect to the Relative TER Measure is below 25%. The actual amount earned by each Participant under the Relative TER Measure portion of the Quantitative Component is calculated by multiplying 37.5% by the product of the applicable payout percentage and the Participant’s target amount under the Bonus Award.
    Calculation of Adjusted TER
For purposes of calculating the Company’s Adjusted TER, it is expected that adjusted book value per common share will be calculated by making the following adjustments to the Company’s GAAP book value per common share: (i) exclude the Company’s share of cumulative depreciation and lease intangible amortization expenses related to operating real estate, net held at the end of the period, (ii) exclude the adjustment of redeemable non-controlling interests to estimated redemption value, (iii) adjust the Company’s liabilities that finance our investment portfolio to fair value and (iv) adjust other items as determined by the Compensation Committee in its sole discretion.
For purposes of calculating the Adjusted TER of the members of the Performance Peer Group for the Performance Period, it is expected that adjusted book value per common share for each member of the Performance Peer Group will be calculated as GAAP book value per common share, as adjusted for any items deemed appropriate in the sole discretion of the Compensation Committee, which may include adjustments similar to those described above with respect to the calculation of the Company’s Adjusted TER. In most cases, subject to the discretion of the Compensation Committee, it is expected that the Company will measure the Company’s Adjusted TER, calculated as described above, against the total economic return on GAAP book value for the Performance Peer Group.
b.    Quantitative Component. The Plan also includes a qualitative component (the “Qualitative Component”) which is separate and distinct from the Quantitative Component. The Qualitative Component is intended to allow the Compensation Committee, in its sole discretion, to provide additional compensation to Participants based on the Compensation Committee’s evaluation of the Participant’s contributions to the success of the Company. The amount of each Bonus Award under the Qualitative Component will be determined by the Compensation Committee in its sole discretion based on its assessment of how each Participant has performed relative to the qualitative factors it deems relevant for each Fiscal Year.

The Qualitative Component for each Participant is based on a percentage of the Participant’s target bonus and is set forth as follows:

Qualitative Component Hurdles	Payout as a % of Target Bonus Upon Achievement of Qualitative Component Hurdles (1)
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

(1)    For fiscal year 2024, if performance is between the threshold and target or between the target and maximum, the performance level achieved is determined by applying linear interpolation to the performance interval.
The actual amount earned by each Participant under the Qualitative Component is calculated by multiplying 25% by the product of the applicable payout percentage and the Participant’s target amount under the Bonus Award.
VI.    Form of Bonuses. Bonus Awards under the Plan are expected to be settled in cash. Notwithstanding the foregoing, the Bonus Awards may be settled in a combination of cash, shares of the Company’s common stock that are subject to certain restrictions and a risk of forfeiture (“Restricted Stock”) in the sole discretion of the Compensation Committee. Shares of Restricted Stock granted as payment of all or a portion of a Bonus Award under the Plan will be issued pursuant to the Company’s 2017 Equity Incentive Plan, as amended (or a successor plan thereto), and will be subject to a vesting period as determined by the Compensation Committee.
The Bonus Award will be paid to the Participant (the “Payment Date”) between January 1 and March 31 of the year following the applicable Fiscal Year to which the Bonus Award relates, subject to the terms and conditions hereof. The “grant date” for the Restricted Stock portion of any such Bonus Award shall be as soon as practicable following the Payment Date. Any Bonus Award paid under this Plan shall be subject to all applicable federal, state or local taxes required by law to be withheld.
VII.    Bonus Awards Subject to “Clawback”. Each Bonus Award paid under the Plan, whether the portion paid in cash or the portion paid in Restricted Stock, will be paid subject to the Company’s right to recoup or “clawback” all or part of the payment in accordance with the requirements of any compensation “clawback” policy of the Company in effect from time to time and applicable law, including such a policy that is later adopted by the Company with retroactive effect.

APPENDIX

The target amount under the Bonus Award for each Participant is set forth below:

Name	Bonus Award Target Amount Expressed as a Multiple of Base Salary
Jason Serrano.....................................................................	2.5x
Nick Mah...........................................................................	2.5x
Kristine Nario-Eng.............................................................	1.35x